Exhibit 99.1

SENSOR PLATFORMS, INC.

FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

(With Independent Auditor’s Report Thereon)

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors

and Stockholders of

Sensor Platforms, Inc.

Report on Financial Statements

We have audited the accompanying financial statements of Sensor Platforms, Inc. (the Company), which comprise the balance sheets as of December 31, 2013 and 2012, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

/s/ Moss Adams LLP

Campbell, California

July 11, 2014

SENSOR PLATFORMS, INC.

BALANCE SHEETS

December 31, 2013 and 2012

	2013	2012
Assets
Cash and cash equivalents	$1,682,033	$1,577,208
Restricted cash	25,000	25,000
Accounts receivable, net	155,600	431,250
Prepaid expenses and other current assets	74,327	64,852

Total current assets	1,936,960	2,098,310

Property and equipment, net	29,484	28,989
Other assets	15,964	15,964

Total assets	$1,982,408	$2,143,263

Liabilities, convertible preferred stock, and stockholders’ equity
Accounts payable	$78,878	$85,025
Accrued expenses	226,960	242,595
Deferred revenue	219,167	356,250

Total current liabilities	525,005	683,870

Warrant liability	170,358	—

Total liabilities	695,363	683,870

Commitments (Note 6)
Stockholders’ equity
Convertible preferred stock, par value of $0.0001 per share; 150,182,059 and 65,813,174 shares authorized at December 31, 2013 and 2012, respectively; 130,995,230 and 96,784,710 issued and outstanding at December 31, 2013 and 2012, respectively (aggregate liquidation preference of $12,523,671 at December 31, 2013)	13,100	9,678
Common stock, par value of $0.0001 per share; 200,000,000 and 175,000,000 shares authorized at December 31, 2013 and 2012, respectively; 644,984 and 601,234 shares issued and outstanding at December 31, 2013 and 2012, respectively	64	60
Additional paid-in capital	33,910,156	30,742,583
Accumulated deficit	(32,636,275)	(29,292,928)

Total stockholders’ equity	1,287,045	1,459,393

Total liabilities, convertible preferred stock, and stockholders’ equity	$1,982,408	$2,143,263

SENSOR PLATFORMS, INC.

STATEMENTS OF OPERATIONS

Years Ended December 31, 2013 and 2012

	2013	2012
Revenue	$762,683	$717,607

Operating expenses:
Engineering, research and development	2,766,318	2,311,967
General and administrative	1,002,654	989,740
Sales and marketing	335,686	350,619

Total operating expenses	4,104,658	3,652,326

Loss from operations	(3,341,975)	(2,934,719)

Interest and other expense, net	(1,372)	(3,386)

Net loss	$(3,343,347)	$(2,938,105)

SENSOR PLATFORMS, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

Years Ended December 31, 2013 and 2012

	Convertible preferred stock		Common stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2011	65,182,059	$6,518	601,234	$60	$27,819,263	$(26,354,823)	$1,471,018
Series DD convertible preferred stock shares issued, net of issuance costs of $39,423	6,194,361	619	—	—	1,212,457	—	1,213,076
Series DD convertible preferred stock shares cancelled upon conversion to Series A-1 convertible preferred stock	(6,194,361)	(619)	—	—	—	—	(619)
Series A-1 shares issued upon conversion of Series DD convertible preferred stock	13,181,602	1,318	—	—	(699)	—	619
Series A-1 convertible preferred stock shares issued, net of issuance costs of $55,081	18,421,049	1,842	—	—	1,693,127	—	1,694,969
Stock-based compensation expense	—	—	—	—	18,435	—	18,435
Net loss	—	—	—	—	—	(2,938,105)	(2,938,105)

Balance at December 31, 2012	96,784,710	9,678	601,234	60	30,742,583	(29,292,928)	1,459,393
Series A-1 convertible preferred stock shares issued, net of issuance costs of $24,027	34,210,520	3,422	—	—	3,052,143	—	3,055,565
Issuance of common stock on exercise of stock options	—	—	43,750	4	1,746	—	1,750
Stock-based compensation expense	—	—	—	—	113,684	—	113,684
Net loss	—	—	—	—	—	(3,343,347)	(3,343,347)

Balance at December 31, 2013	130,995,230	$13,100	644,984	$64	$33,910,156	$(32,636,275)	$1,287,045

SENSOR PLATFORMS, INC.

STATEMENTS OF CASH FLOWS

Years Ended December 31, 2013 and 2012

	2013	2012
Cash flows from operating activities:
Net loss	$(3,343,347)	$(2,938,105)
Adjustments to reconcile net loss to net cash used by operating activities:
Loss on disposal of property and equipment	(2,069)	—
Depreciation and amortization	20,991	22,232
Stock-based compensation	113,684	18,435
Changes in assets and liabilities:
Accounts receivable	275,650	(331,250)
Prepaid expenses and other current assets	(9,475)	(23,741)
Accounts payable	(6,147)	37,503
Accrued expenses	(15,635)	96,744
Deferred revenue	(137,083)	256,250

Net cash used by operating activities	(3,103,431)	(2,861,932)

Cash flows from investing activities:
Purchase of property and equipment	(21,488)	(21,210)
Proceeds from the sale of property and equipment	2,071	—

Net cash used by investing activities	(19,417)	(21,210)

Cash flows from financing activities:
Proceeds from the sale of convertible preferred stock and warrants, net of issuance costs	3,225,923	2,908,045
Proceeds from issuance of common stock on exercise of stock options	1,750	—

Net cash provided by financing activities	3,227,673	2,908,045

Net increase in cash and cash equivalents	104,825	24,903
Cash and cash equivalents at beginning of year	1,577,208	1,552,305

Cash and cash equivalents at end of year	$1,682,033	$1,577,208

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$800	$800

SENSOR PLATFORMS, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 – THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES

Sensor Platforms, Inc. (the Company) was incorporated in Delaware in June 2004 and develops algorithms and software enabling consumer applications to better understand user contexts and intent. The Company’s FreeMotion(TM) library is the result of collaboration among experts in activity analytics, pedestrian navigation, motion, sensor fusion, and low-power system architectures. The Company is also focused on the proliferation of motion use in the Android environment, with the release of the Open Sensor Platform, the first open source software to enable implementation of sensor hubs in Android devices.

Liquidity – Through December 31, 2013, the Company has incurred operating losses resulting in an accumulated deficit of approximately $32,636,000. Additional funds are necessary to maintain current operations and to continue development activities. The Company intends to raise additional funds through the sale of its equity securities and/or debt financings. However, there can be no assurance that sufficient funding will be available to allow the Company to successfully complete and achieve widespread market acceptance of its software products. If the Company is unable to obtain necessary funds, significant reductions in spending and the delay or cancellation of planned activities may be necessary. These actions would have a material adverse effect on the Company’s business, results of operations and prospects.

Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash equivalents – The Company considers all highly liquid investments with an original maturity from the date of purchase of three months or less to be cash equivalents. As of December 31, 2013 and 2012, cash and cash equivalents consist of cash deposited with banks and a money market fund. The recorded carrying amount of cash equivalents, which is cost plus accrued interest, approximates fair value.

Restricted cash – Restricted cash of approximately $25,000 as of December 31, 2013 and 2012 relates to a certificate of deposit required by the Company’s bank for certain cash management services and is classified as “Restricted cash” in the Company’s balance sheets. As of December 31, 2013 and 2012, the Company also has a deposit required by a facility lease agreement of approximately $16,000 classified as “Other assets” in the Company’s balance sheets.

Concentrations of credit risk – The Company’s product revenues are concentrated in software and algorithms that interpret sensor data related to smartphones, wearables, and other consumer devices. These types of devices and the underlying software are under constant development and the environment is highly competitive. Significant technological changes in the industry or customer requirements, or the emergence of competitive products with new capabilities or technologies, could adversely affect the Company’s ability to achieve widespread acceptance of its software products.

Financial instruments that potentially subject the Company to credit risk consist primarily of cash and cash equivalents and accounts receivable. Substantially all the Company’s cash and cash equivalents are held by one financial institution that management believes to be of high credit quality. Cash equivalents are in invested in a money market fund. Amounts deposited with the federally insured commercial bank may be in excess of federal insurance limits. Accounts receivable are stated at the amount the Company expects to collect. The Company generally does not require collateral or other security in support of accounts receivable. To reduce credit risk, management considers the following factors when determining the collectability of specific customer accounts: customer credit-worthiness, past transaction history with the customer, current economic industry trends, and changes in customer payment terms. Past due balances over 90 days and other higher risk amounts are reviewed individually for collectability. Based on management’s assessment, the Company provides for estimated uncollectible amounts through a charge to earnings and a credit to a valuation allowance. Balances that remain outstanding after the Company has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable. To date, the Company has not had significant write offs of bad debts and had no recorded amount for estimated uncollectible amounts as of December 31, 2013 and 2012.

Sales to two customers accounted for approximately 98% of total revenues recognized in 2013, and there were no significant outstanding accounts receivable from these two customers at December 31, 2013. Substantially all accounts receivable at December 31, 2013 were due from four customers that did not comprise significant amounts of revenues recognized in 2013. Sales to two customers accounted for approximately 93% of total revenues recognized in 2012, and outstanding accounts receivable from these two customers was approximately 71% of total accounts receivable at December 31, 2012.

Property and equipment – Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the respective assets, generally three to five years. Leasehold improvements are amortized over the shorter of estimated useful lives of the assets or the lease term. Expenditures for repairs and maintenance are charged to expense as incurred. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in the statements of operations.

Software development costs – Development costs incurred in the research and development of new software products are expensed as incurred until technological feasibility of the product has been established. Software development costs incurred after technological feasibility has been established are capitalized up to the time the product is available for general release to customers. At December 31, 2013 and 2012, there were no amounts capitalized as the Company’s current development process is essentially completed concurrent with the establishment of technological feasibility.

Long-lived assets – The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. No such impairments have been identified to date.

Warranty – The Company warrants its software as part of its software license agreements. The specific terms are detailed in the respective license agreement. Typically the Company warrants the software to perform to the product specification for a period of 90 days to one year. Because the Company licenses to businesses significantly larger than the Company, the Company has often been required to use the customer’s form of license agreement or to significantly modify the Company’s form of license agreement. As a result, the terms in the license vary customer to customer. The Company accounts for the estimated warranty cost as a charge to cost of revenues when revenue is recognized. To date, warranty-related claims have not been significant.

Revenue recognition – The Company recognizes revenue based on the accounting standards for milestones and multiple element arrangements, as set forth by the Financial Accounting Standards Board (FASB).

The Company’s revenue arrangements include the development of software for customers, sale of software, as well as services that can include training, maintenance, and support. Sales of the Company’s products and services can be single unit sales or bundled. The Company evaluates and recognizes revenue when all four of the following criteria are met:

•	Persuasive evidence of an arrangement exists

•	The fee is fixed or determinable

•	Collection of the related receivables is reasonably assured

•	Delivery of the product has occurred and the customer has accepted the product (including the expiration of any acceptance period set forth in the contract) if the terms of the contract include an acceptance requirement

Non-cancelable agreements signed by the customer and the Company are considered evidence of an arrangement. The fee is considered to be fixed or determinable if the fee is not subject to refund or adjustment. To date, none of the Company’s arrangements with its customers grant a right of refund or adjustment to the customer. Reasonable assurance of collection is based upon the Company’s assessment of the customer’s financial condition through review of their current financial statements and/or credit reports. For follow-on sales to existing customers, prior payment history is also used to evaluate probability of collection. If the Company determines that collection is not reasonably assured, revenue is deferred and recognized upon cash collection. Delivery is considered to occur when the customer is given electronic access to the licensed software.

Milestone arrangements – Certain of the Company’s revenue transactions require the Company to perform and bill customers related to milestones. Typically, these arrangements require the Company to develop technology on behalf of customers utilizing the Company’s based software technology. While the Company retains ownership of such base technology, the Company typically transfers ownership of the developed technology to the customer at the time of completion. Assuming the milestone is considered substantive, relates to past performance, and all other revenue criteria have been met, the Company recognizes revenue when the milestone has been achieved.

Multiple-element arrangements – The Company may enter into arrangements with customers that purchase both software and software-related services, such as training, maintenance, and support, whereby the software delivery is followed by the subsequent delivery of the other elements. For these multiple-element arrangements, the Company does not have vendor specific objective evidence (VSOE) of fair value of the undelivered elements. As a result, the Company defers revenue from the arrangements and recognizes revenue ratably over the related contractual term of the arrangements.

Stock-based compensation – The Company uses the estimated grant date fair value method of accounting. The Company recognizes these compensation costs on a straight-line basis over the requisite service period of the award, which is generally the option vesting term of four years.

Research and development – Research and development costs are charged to operations as incurred.

Advertising – The Company expenses the costs of advertising, including promotional expenses, as incurred. Advertising expenses for the years ended December 31, 2013 and 2012 were not significant.

Income taxes – Deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities and net operating loss (NOL) and tax credit carryforwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company accounts for uncertainty in income taxes using a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. The Company classifies any liabilities for unrecognized tax benefits as current to the extent that the Company anticipates payment (or receipt) of cash within one year. Interest and penalties related to uncertain tax positions are recognized in the provision for income taxes. The Company had no liabilities for unrecognized tax benefits at December 31, 2013 and 2012.

New accounting pronouncements – In May 2014, the FASB issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which is a new standard on revenue recognition. The new standard contains principles that an entity will need to apply to determine the measurement of revenue and timing of when revenue is recognized. The underlying principle is to recognize revenue to depict the transfer of goods or services to customers at an amount that the entity expects to be entitled to in exchange for those goods or services. The standard has a five-step approach which includes identifying the contract or contracts, identifying the performance obligations, determining the transaction price, allocating the transaction price and recognizing revenue. The standard also significantly expands the quantitative and qualitative disclosure requirements for revenue, which are intended to help users of financial statements understand the nature, amount, timing and uncertainty of revenue and the related cash flows. The standard is effective for annual periods beginning after December 15, 2018 for nonpublic entities and early application is not permitted. The Company is currently evaluating this new standard and the impact it will have on its financial statements, information technology systems, process and internal controls.

In June 2014, the FASB issued ASU No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810 Consolidation. The ASU removes all incremental reporting requirements applicable to development stage entities under Topic 915, and eliminates the exception for development stage entities when applying VIE guidance under Topic 810. The amendments also clarify that the guidance in Topic 275, Risks and Uncertainties, is applicable to entities that have not commenced planned principal operations. As a result, there will no longer be any accounting or reporting differences between development stage entities and other operating entities. The changes to presentation and disclosure requirements are effective for annual reporting periods beginning after December 15, 2014. Early application of the amendments is permitted for any annual reporting period for which the entity’s financial statements have not yet been issued or made available for issuance. The Company’s financial statements have not presented or disclosed any previously required information of development stage entities.

Subsequent events – The Company has evaluated subsequent events through July 11, 2014, which is the date the financial statements were available to be issued.

NOTE 2 – FAIR VALUE MEASUREMENT

The fair value measurements standard establishes a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy under the standard are described below:

Level 1 –	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2 –	Inputs to the valuation methodology include:

•	Quoted market prices for similar assets or liabilities in active markets;

•	Quoted prices for identical or similar assets or liabilities in inactive markets;

•	Inputs other than quoted prices that are observable for the asset or liability;

•	Inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If the asset or liability has a specified (contractual) term, the level 2 input must be observable for substantially the full term of the asset or liability.

Level 3 –	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in the methodologies used at December 31, 2013 and 2012.

Money market fund: Valued at the net asset value (NAV) of shares held by the Company at year end.

Warrants: The Company values its preferred stock warrant liability using the Black-Scholes option pricing model. The expected terms for the warrants are based on the remaining contractual life of the warrants. The expected volatility assumption was determined by examining the historical volatility for industry peers, as the Company does not have trading history for its common stock. The risk-free rate assumption is based on U.S. Treasury investments whose term is consistent with the expect term of the warrants. The expected dividend assumption is based on the Company’s history and expectation of dividend payouts.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The following tables set forth by level, within the fair value hierarchy, the Company’s assets and liabilities at fair value as of December 31, 2013 and 2012:

	Assets at fair value at December 31, 2013
	Level 1	Level 2	Level 3	Total
Money market funds	$1,373,000	$—	$—	$1,373,000

Total assets at fair value	$1,373,000	$—	$—	$1,373,000

	Liabilities at fair value at December 31, 2013
	Level 1	Level 2	Level 3	Total
Warrants	$—	$—	$170,000	$170,000

Total liabilities at fair value	$—	$—	$170,000	$170,000

	Assets at fair value at December 31, 2012
	Level 1	Level 2	Level 3	Total
Money market funds	$1,372,000	$—	$—	$1,372,000

Total assets at fair value	$1,372,000	$—	$—	$1,372,000

The table below sets forth a summary of changes in the fair value of the Company’s level 3 warrant liability for the year ended December 31, 2013.

Balance, beginning of year	$—
Issuances	170,000

$170,000

The table below sets forth the disclosure requirements for significant unobservable inputs for the Company’s level 3 warrant liability at December 31, 2013.

Name	Fair value	Valuation technique	Unobservable inputs	Range of input values/ (weighted avg.)
Warrants	$170,000	Black-Scholes option pricing model	Recent transaction	$0.10

NOTE 3 – SIGNIFICANT BALANCE SHEET COMPONENTS

Property and equipment – Property and equipment consisted of approximately the following at December 31:

	2013	2012
Furniture and fixtures	$29,000	$29,000
Computers and equipment	226,000	229,000
Computer software	68,000	68,000
Lab equipment	178,000	157,000
Leasehold improvements	18,000	22,000

	519,000	505,000
Less: accumulated depreciation and amortization	(490,000)	(476,000)

	$29,000	$29,000

Depreciation and amortization expense for the years ended December 31, 2013 and 2012 was approximately $21,000 and $22,000, respectively.

Accrued expenses – Accrued expenses consisted of approximately the following at December 31:

	2013	2012
Employee-related liabilities	$217,000	$211,000
Other	10,000	32,000

	$227,000	$243,000

NOTE 4 – GUARANTEES

Guarantees and indemnifications – In the ordinary course of business, the Company enters into contractual arrangements under which the Company may agree to indemnify the third party to such arrangement from any losses incurred relating to the services they perform on behalf of the Company or for losses arising from certain events as defined within the particular contract, which may include, for example, litigation or claims relating to past performance. Such indemnification obligations may not be subject to maximum loss clauses. Historically, payments made related to these indemnifications have been immaterial.

NOTE 5 – FINANCING ARRANGEMENTS

Convertible preferred stock – The Company has relied substantially on convertible preferred stock fundraising to fund the development of its products. During May and July 2012, the Company sold 6,194,361 shares of Series DD convertible preferred stock (Series DD) for approximately $1,213,000, net of issuance costs. In November 2012, the Company issued 18,421,049 shares of Series A-1 convertible preferred stock (Series A-1) for approximately $1,695,000, net of issuance costs. In conjunction with the issuance of Series A-1, all shares of Series DD were converted 13,181,602 shares of Series A-1. In April and October 2013, the Company issued an additional 34,210,520 shares of Series A-1 for approximately $3,226,000, net of issuance costs.

NOTE 6 – CONVERTIBLE PREFERRED STOCK

At December 31, 2013, the authorized capital stock of the Company consisted of 350,182,059 shares of capital stock, comprising 200,000,000 shares of common stock and 150,182,059 shares of convertible preferred stock. All classes of the Company’s stock have a par value of $0.0001 per share.

At December 31, 2013, convertible preferred stock consisted of the following:

	Shares authorized	Shares issued and outstanding	Liquidation amount (approximately)	Gross proceeds (approximately)
Series A-1	85,000,000	65,813,171	$6,252,000	$6,252,000
Series AA	1,546,112	1,546,112	2,962,000	2,962,000
Series BB	43,853,555	43,853,555	2,281,000	2,281,000
Series CC	19,782,392	19,782,392	1,029,000	1,029,000

	150,182,059	130,995,230	$12,524,000	$12,524,000

The significant features of the Company’s convertible preferred stock are as follows:

Dividend provisions – The holders of Series A-1 are entitled to receive noncumulative dividends, prior and in preference to any dividend on the Series AA, Series BB, Series CC, and common stock, when and if declared by the Board of Directors, at a rate of $0.0076 per share, per annum, adjustable for certain events, such as stock splits and combinations. After the payment of any dividends to the holders of Series AA, the holders of Series AA, Series BB, and Series CC are entitled to receive noncumulative dividends, prior and in preference to any dividend on the common stock at a rate of $0.1533, $0.0042, and $0.0042 per share, respectively, per annum, adjustable for certain events, such as stock splits and combinations.

Liquidation preference – In the event of any liquidation, dissolution, or winding up of the Company, the holders of convertible preferred stock then outstanding shall be entitled to be paid, out of the available funds and assets, and prior and in preference to any payment or distribution of any such funds on any shares of common stock, an amount per share equal to the original issue price ($0.095 per share for Series A-1, $1.916 per share for Series AA, $0.052 per share for Series BB, and $0.052 per share for Series CC) for each such series of convertible preferred stock, plus all declared but unpaid dividends. Series A-1 has a preferential payment over Series AA, Series BB, Series CC, and common stock. If the Company’s assets are not sufficient to pay the Series A-1 preferential payment, the entire assets available for distribution will be paid to the holders of Series A-1. After the preferential payment to Series A-1 is made, the holders of Series AA, Series BB, and Series CC are entitled to their preferential payment which has preference over common stock. If the Company’s assets are not sufficient to permit such payment, payment will be made on a pro rata, equal priority, pari passu basis.

Conversion rights – Each outstanding share of Series A-1, Series AA, Series BB, and Series CC is convertible into one fully paid and non-assessable share of common stock. Each share of convertible preferred stock shall automatically be converted into fully paid and non-assessable shares of common stock immediately prior to the closing of a firm commitment underwritten public offering in which the aggregate offering price equals or exceeds $25,000,000 or exceeds $0.285 per share. Conversion may also occur upon written consent of at least two-thirds (2/3) of the then outstanding shares of convertible preferred stock.

Redemption rights – No class of convertible preferred stock is redeemable at the option of the holder.

Voting rights – The holders of each share of convertible preferred stock are entitled to the number of votes equal to the number of shares of common stock into which such share is convertible.

NOTE 7 – STOCK-BASED COMPENSATION

Stock-based compensation expense for all share-based payment awards is based on the grant-date fair value. The Company recognizes these compensation costs, net of an estimated forfeiture rate, and recognizes the compensation costs for only those shares expected to vest on a straight-line basis over the requisite service period of the award, which is generally the option vesting term of four years. The Company estimated the forfeiture rate for the years ended December 31, 2013 and 2012 based on its historical experience for annual grant years where the majority of the vesting terms have been satisfied.

For the years ended December 31, 2013 and 2012, the Company recorded stock-based compensation expense of approximately $114,000 and $18,000, respectively.

In July 2004, the Company’s Board of Directors approved the adoption of a stock option plan (the Option Plan). As amended, the Option Plan permits the Company to grant up to 24,586,433 shares of the Company’s common stock.

The Option Plan provides for the grant of incentive and nonstatutory stock options to employees, nonemployee directors, and consultants of the Company. Options granted under the Option Plan generally become exercisable ratably over a four-year period following the date of grant and expire ten years from the date of grant. At the discretion of the Company’s Board of Directors, certain options may be exercisable immediately at the date of grant but are subject to a repurchase right, under which the Company may buy back any unvested shares at their original exercise price in the event of an employee’s termination prior to full vesting. All other options are exercisable only to the extent vested. At December 31, 2013, there were no shares that had been early exercised that were subject to the Company’s repurchase right at that date. The exercise price of incentive stock options granted under the Option Plan must be at least equal to 100% of the fair value of the Company’s common stock at the date of grant, as determined by the Board of Directors. The exercise price of nonstatutory options granted under the Option Plan must be at least equal to 85% of the fair value of the Company’s common stock at the date of grant, as determined by the Board of Directors.

Stock option activity for the years ended December 31, 2013 and 2012 is as follows:

	Shares	Weighted average exercise price per share	Weighted average remaining contractual life (in years)
Outstanding at December 31, 2011	4,995,628	$0.04	8.2
Options granted	280,000	$0.04
Options exercised	—	$—
Options canceled/forfeited/expired	(952,858)	$0.04

Outstanding at December 31, 2012	4,322,770	$0.04	7.4
Options granted	19,135,517	$0.02
Options exercised	(43,750)	$0.04
Options canceled/forfeited/expired	(1,355,899)	$0.04

Outstanding at December 31, 2013	22,058,638	$0.02	9.0

Vested and expected to vest at December 31, 2013 (1)	20,718,035	$0.02	9.0
Exercisable at December 31, 2013	14,049,670	$0.02	8.8

(1)	The expected to vest options are the result of applying the pre-vesting forfeiture rate assumptions to total outstanding options.

The total pretax intrinsic value of options exercised during the years ended December 31, 2013 and 2012 was zero for both years. The intrinsic value is the difference between the estimated fair value of the Company’s common stock at the date of exercise and the exercise price for in-the-money options. The weighted average grant date fair value of options granted during the years ended December 31, 2013 and 2012 was $0.01 and $0.02, respectively.

As of December 31, 2013, there was approximately $58,000 of unamortized stock-based compensation cost related to unvested stock options which is expected to be recognized over a weighted average period of 2.6 years.

Cash received from option exercises and purchases of shares under the Option Plan for the years ended December 31, 2013 and 2012 was approximately $2,000 and zero.

	Stock options
	Years ended December 31,
	2013	2012
Expected dividend yield (1)	0%	0%
Risk-free interest rate (2)	1.3% – 1.49%	0.95% – 1.13%
Expected volatility (3)	58.44%	57.11%
Expected life (in years) (4)	5.24 – 5.97	6.03 – 6.03

(1)	The Company has no history or expectation of paying cash dividends on its common stock.
(2)	The risk-free interest rate is based on the U.S. Treasury yield for a term consistent with the expected life of the awards in effect at the time of grant.
(3)	The Company estimates the volatility of its common stock at the date of grant based on the implied volatility of publicly traded options on its common stock, with a term of one year or greater. For the year ended December 31, 2013, the Company used an equally weighted average of trailing volatility and market based implied volatility for the computation.
(4)	The expected life of stock options granted under the Option Plan is based on historical exercise and cancellation patterns, which the Company believes are representative of future behavior.

NOTE 8 – INCOME TAXES

The components of the net deferred tax assets are approximately as follows as of December 31:

	2013	2012
Accruals and reserves	$27,000	$139,000
Plant and equipment	11,000	13,000

Total deferred taxes	38,000	152,000
Less: valuation allowance	(38,000)	(152,000)

Total net deferred tax assets	$—	$—

Realization of deferred tax assets is dependent upon future earnings, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The net valuation allowance decreased by approximately $114,000 from 2013 to 2012 and increased by approximately $101,000 from 2011 to 2012. As of December 31, 2013, the Company had NOL carryforwards for federal and state tax purposes of approximately $31,395,000 and $31,296,000, respectively. As of December 31, 2012, the Company had NOL carryforwards for federal and state tax purposes of approximately $27,893,000 and $27,795,000, respectively. The NOL carryforwards will expire at various dates beginning in the years 2024 (federal) and 2014 (state), unless previously utilized. At December 31, 2013, the Company also has federal and state research and development tax credit carryforwards of approximately $685,000 and $723,000, respectively. The federal tax credits will expire at various dates beginning in the year 2025, unless previously utilized. The state tax credits do not expire and will carry forward indefinitely until utilized.

Utilization of the NOL and tax credit carryforwards may be subject to a substantial annual limitation due to ownership change limitations that may have occurred or that could occur in the future, as required by the Internal Revenue Code (the Code), as well as similar state provisions. In general, an “ownership change” as defined by the Code results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percentage points of the outstanding stock of a company by certain stockholders or public groups. Since the Company’s formation, the Company has raised capital through the issuance of capital stock on several occasions which, combined with the purchasing stockholders’ subsequent disposition of those shares, may have resulted in such an ownership change, or could result in an ownership change in the future upon subsequent disposition. The annual limitation may result in the expiration of NOL and tax credit carryforwards before utilization.

The Company has not completed a study to assess whether an ownership change has occurred or whether there have been multiple ownership changes since the Company’s formation due to the complexity and cost associated with such a study, and the fact that there may be additional such ownership changes in the future. If the Company has experienced an ownership change at any time since its formation, utilization of the NOL or tax credit carryforwards to offset future taxable income and taxes, respectively, would be subject to an annual limitation under the Code, which is determined by first multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term, tax-exempt rate, and then could be subject to additional adjustments, as required. Any limitation may result in expiration of all or a portion of the NOL or tax credit carryforwards before utilization. Until a study is completed and any limitation known, no amounts of NOL and tax credit carryforwards are being considered as an uncertain tax position or disclosed as unrecognized tax benefits since no benefits have been realized to date. As a result, the deferred tax assets related to these domestic loss and tax credit carryforwards and the offsetting valuation allowances have also been removed from the financial statements with no impact on earnings. These amounts are not recognized until they can be measured after an ownership change analysis is completed. The Company maintains a full valuation allowance for other deferred tax assets due to its historical losses and uncertainties surrounding its ability to generate future taxable income to realize these assets. Due to the existence of the valuation allowance, future changes in the Company’s unrecognized tax benefits and recognizable deferred tax benefits after the completion of an ownership change analysis are not expected to impact its effective tax rate.

A number of the Company’s tax returns remain subject to examination by taxing authorities. These include U.S. federal returns for 2010 and later years and tax returns for certain states for 2009 and later years.

NOTE 9 – BENEFIT PLANS

401(k) plan – In October 2004, the Company began sponsoring a 401(k) defined contribution plan covering eligible employees who elect to participate. The Company is allowed to make discretionary profit sharing and 401(k) matching contributions as defined in the plan and as approved by the Board of Directors. No discretionary profit sharing or matching contributions were made for the years ended December 31, 2013 and 2012.

NOTE 10 – COMMITMENTS AND CONTINGENCIES

Operating leases – The Company leases its facilities under a noncancelable operating leases expiring in June 2016. Rent expense related to the Company’s operating leases was approximately $121,000 and $105,000 for the years ended December 31, 2013 and 2012, respectively.

Future minimum payments under noncancelable leases are approximately as follows:

Fiscal years ending December 31:
2014	$112,000
2015	149,000
2016	75,000
Thereafter	—

Total	$336,000

Indemnifications – The Company has entered into agreements indemnifying certain parties with respect to potential infringement of the other party’s intellectual property. Due to the nature of the indemnifications, the maximum exposure under these agreements cannot be estimated. The Company has not recorded any amounts for those indemnities because they are not probable or estimable at this time.

NOTE 11 – SUBSEQUENT EVENTS

In February 2014, the Company sold an additional 10,526,315 shares of Series A-1 for approximately $1,000,000, net of issuance costs.

In June 2014, the Company entered into a definitive agreement with Audience, Inc. to be acquired. The definitive agreement, which is subject to customary closing conditions, consists of all cash consideration of approximately $41,000,000 and contains a working capital adjustment provision whereby the consideration could vary based upon the final opening balance sheet of the Company.